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Faegre & Benson
2200 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402-3901
(612) 336-3000

March 23, 1995

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

          Re:  Buffets, Inc.
               File No. 0-14370


Ladies and Gentlemen:

          On behalf of Buffets, Inc., a Minnesota corporation (the "Company"), we hereby transmit for filing, pursuant to the Electronic Data Gathering, Analysis and Retrieval System, an Annual Report on Form 10-K for the fiscal year ended December 28, 1994 (the "Form 10-K"), including the exhibits referred to therein.

          The filing fee in the amount of $250 has been wired to the the account of the Securities and Exchange Commission (the "Commission") at Mellon Bank.

          We are advised by management of the Company the financial statements incorporated by reference in the Form 10-K do not reflect a change from the preceding year in any accounting principles or practices or in the method of applying any such principles or practices.

          By copy of this letter, we are also filing three complete copies of the Form 10-K, including the exhibits referred to therein, with The Nasdaq Stock Market, and are requesting that they confirm such filing by stamping the enclosed copy of this letter and returning it to me in the enclosed self-addressed stamped envelope.

Very truly yours,

/s/ Joseph C. Baker

Joseph C. Baker

cc:  Clark C. Grant
     The Nasdaq Stock Market